Exhibit 3.21(b)

FIRST AMENDMENT TO THE
COMPANY AGREEMENT OF
LGI HOMES SERVICES, LLC

Pursuant to Section 17 of the Company Agreement of LGI HOMES SERVICES, LLC, a Texas limited liability company (the “Company”), entered into effective March 5, 2010 (the “Original Agreement”), the undersigned, being the sole Member of the Company, hereby amends the Original Agreement as follows:

1.	Amendment to Section 6.Section 6 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

6. “Manager.  Although the Certificate of Formation indicates that the initial Manager was LGI Homes Corporate, LLC, the sole Manager from and after the date hereof shall be LGI Homes Group, LLC, a Texas limited liability company.”

2.	Remaining Provisions Unchanged. Except as amended by this First Amendment, all terms and provisions of the Original Agreement shall remain in full force and effect.

3.	Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Original Agreement.

4.	Governing Law. THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPALS OF CONFLICTS OF LAWS.

5.
Severability. If any provision of this First Amendment or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of the Original Agreement, as amended by this First Amendment, shall not be affected and shall be enforceable to the fullest extent permitted by applicable law.

DATED AND EFFECTIVE as of this 3 day of June, 2016.

SOLE MEMBER:

LGI HOMES CORPORATE, LLC

By:	/s/ Eric T Lipar
Eric T Lipar, Manager